IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
http://www.imagis-cascade.com

REPRICING OF A PRIVATE PLACEMENT

Vancouver, BC, Canada, March 22, 2001: (OTCBB: "IGSTF"; CDNX: "NAB"; Germany: "IGY") Imagis Technologies Inc. ("Imagis") announces that due to current market conditions, it has agreed to reprice the private placement announced by news release dated February 19, 2001, such that the private placement will now be for a total of 1,524,000 shares at a price of $1.00 pdf share for total proceeds of $1,524,000. The placees will also be granted non-transferable warrants to purchase an additional 1,524,000 shares for a period of one year at a price of $1.10 per share. All other terms of the private placement remain the same except that the exercise price of the Agent's warrant entitling the Agent, Canaccord Capital Corporation, to purchase an additional 100,000 common shares for a period of one year, will also be repriced to $1.10 per share.

About Imagis Technologies Inc.

Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS™, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.ImagisTechnologies.com/

On behalf of the Board,

/s/ Sandra Buschau

Director